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Exhibit 6.1

LICENSE AGREEMENT

        THIS AGREEMENT is made effective November 1, 2002, by and between ACQUIRED INTELLIGENCE INC., having an office at Suite 205-1095 McKenzie Avenue, Victoria, British Columbia V8P 2L5 (the "Licensor") and CLINICAL INTELLIGENCE INC., having an office at Suite 102-1629 York Street, Denver, Colorado, 80206, USA (the "Licensee")

        WHEREAS:

        A. The Licensor, a Canadian corporation, is a software development corporation specializing in a branch of artificial intelligence known as expert systems or knowledge based systems.

        B. The Licensor has developed a knowledge acquisition system and expert system development package, ACQUIRE®, for the development of expert system and business rule applications. It is designed for use by application developers and experts alike and;

        C. The Licensor has also developed a software development kit, ACQUIRE®-SDK, for the integration of ACQUIRE® applications with existing software, the development of proprietary deployment interfaces and for deployment of the ACQUIRE® applications over the web;

        D. The Licensee, a Colorado corporation, is a service corporation formed to acquire innovative concepts, market and exploit them on a world wide basis;

        E. The Licensor wishes to license the ACQUIRE® and ACQUIRE®-SDK software products to the Licensee, and the Licensee wishes to obtain a license for the ACQUIRE® and ACQUIRE®-SDK software products from the Licensor, all upon and subject to the terms of this Agreement:

        NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), the parties hereby agree as follows:

1.     INTERPRETATION

        1.1   Defined Terms. In this Agreement, the following terms will have the following meanings:

  (a)
  "Affiliates" means, with respect to either party, any corporation which is directly or indirectly Controlled by that party;

  (b)
  "Agreement" means this Agreement and any Schedules or Appendices attached hereto.

  (c)
  "Effective Date" means the date in which the terms and conditions of this Agreement shall be effective, namely, November 1, 2002

  (d)
  "Software" means the ACQUIRE® and ACQUIRE®-SDK software products described in Schedule A hereto including the knowledge acquisition and expert system code, together with any documentation, modifications or enhancements thereto or further developments thereof; and

  (e)
  "Maintenance and Support Agreement" means an agreement between the parties setting forth the terms and conditions by which the Licensor will support and maintain the Software.

        1.2   Designations and Number. Words importing the singular or masculine include the plural, feminine or common gender and vice versa, where the context so requires.

        1.3   Headings and Division. The division of this Agreement into Articles, Sections and Subsections and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement.

        1.4   Entire Agreement. This Agreement (including the Schedules attached hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and merge all prior communications, understandings and agreements between the parties, whether written or oral, and there are no other warranties, conditions, representations or other agreements between the parties in connection with the subject matter of this Agreement.

        1.5   Severability. If any provision of this Agreement is held to be unenforceable for any reason, then such provision will be deleted and the remaining provisions will continue in full force and effect. The parties will in good faith negotiate a mutually acceptable and enforceable substitute for the unenforceable provision, which substitute will be as consistent as possible with the original intent of the parties.

        1.6   Governing Law and Attornment. This Agreement shall be construed and enforced in accordance with the laws of British Columbia and the laws of Canada applicable therein and the parties agree to submit to the sole, original and exclusive jurisdiction of the courts of British Columbia (and the Supreme Court of Canada, as applicable).

2.     GRANT OF LICENSE

        2.1 Grant of License.

  (a)
  Licensor hereby grants to the Licensee a perpetual, exclusive, transferable, world-wide license (the "License") to use, display, market, promote, distribute, and sublicense the Software in accordance with the terms of this Agreement. This License includes the right to reproduce the Software in machine-readable form, in as many copies as the Licensee may determine from time to time, in order to enable the Licensee to exploit the Software in the manner permitted by this Agreement.

  (b)
  Licensor retains the right to use the Software for other software development work or contracts and the right to modify the Software for carrying out other software development work or contracts. The Licensee shall not be entitled to any payments for such development work or contracts undertaken exclusively by the Licensor.

  (c)
  Licensor retains the right to make modifications, enhancements and improvements to the Software. The Licensee may request the Licensor to make changes to the Software and the terms and conditions of any such modifications, enhancements and improvements shall be subject to a separate agreement between the Licensor and Licensee at the then current commercial rates of the Licensor.

  (d)
  Until such time as the Licensee is fully funded, the Licensor shall undertake the marketing and sales, and support and training of the Software on behalf of the Licensee. The Licensor shall pay the Licensee sixty percent (60%) of the gross revenue received from sale of the Software minus bank charges and third party commissions and twenty percent (20%) of gross revenue received from support and training agreements for the Software minus bank charges and third party commissions. The payment of these revenues by the Licensor to the Licensee shall be made through quarterly payments every year.

        2.2   Restrictions on the License. Except as otherwise authorized by this Agreement or in writing by the Licensor, the Licensee will not:

  (a)
  transfer, sell or assign the Software without the written consent of the Licensor;

  (b)
  translate, adapt, vary or modify the Software without the express written consent of the Licensor;

  (c)
  remove any copyright, trademarks markings, notices or labels from the Software;

  (d)
  disassemble, decompile, reverse engineer or create derivative works based on the Software, except as such incidental decompilation may be required solely to achieve interoperability of the Software with third party software and provided that the information acquired by the Licensee in doing such decompilation is used only in connection therewith and will not be disclosed to any person, firm or corporation other than the Licensor;

  (e)
  use the Software, or any information obtained from any decompilation thereof pursuant to Subsection 2.2(d) to create any software or other product that is substantially similar to the Software or Technology or otherwise in violation of the Licensor's copyright therein; or

  (f)
  use the Software or disclose all or any part of thereof (including but not limited to program listings, object code listings, source code listings, object code or source code) in any manner not expressly permitted by this Agreement.

        2.3   Licensor Retained Rights. The Licensor retains all rights in and to the Software not expressly forming part of this Agreement.

        2.4   Service Work. In the event that the Licensee wishes the Licensor to undertake any service work secured by the Licensee, the Licensee shall sub-contract with the Licensor in accordance with separate agreement(s) that meet the specific requirements of the work and at the Licensor's applicable commercial rates at the time of execution of the separate agreement.

        2.5   Sublicense. The Licensor hereby grants the Licensee the right to sublicense the Software world-wide including the right to sublicense all or any part of the rights granted to the Licensee under this Agreement. The Licensee acknowledges and agrees that its right to sublicense the Software pursuant to this Agreement is subject to full and continuing compliance with the following terms and conditions:

  (a)
  each sublicense will be in writing and will be submitted to the Licensor for approval not less than 30 days prior to the effective date of the agreement, unless otherwise agreed in writing by the Licensor;

  (b)
  the Licensee will not grant or purport to grant to a sublicensee any rights in or to the Software not in accordance with this Agreement; and

  (c)
  each sublicense agreement will provide for the assignment or other transfer of the Licensee's rights, as sublicensor, to the Licensor immediately upon any termination of this Agreement.

3.     LICENSEE OBLIGATIONS

        3.1   The Licensee shall meet the sales performance targets as set out in its business plan, including twenty units of the Software in the first twelve months of the Agreement and such targets shall form part of this Agreement. The failure of the Licensee to meet these sales performance targets may result in termination in accordance with the provisions of Section 10(1)(d) below.

        3.2   In connection with the License, the Licensee will use reasonable commercial efforts:

  (a)
  to sublicense the Software to end users in accordance with the Software License Agreement (Schedule B);

  (b)
  to enter into agreements with end users of the Software for the development of custom applications; and

  (c)
  to enter into agreements with end users of the Software for the provision of training, consulting, technical support and software maintenance.

Subcontracts to the Licensor for development of custom applications, training or consulting will be subject to separate agreements.

4.     FUTURE DEVELOPMENT OF THE SOFTWARE

        4.1   Future Developments. The parties acknowledge that the Licensee's proposed future development of the Software includes the following:

  (a)
  ongoing enhancement and adaptation of the Software culminating in new releases; and

  (b)
  extension of the range of data types that the Software handles and extension of the knowledge representation scheme and knowledge acquisition system to facilitate use of the new data types.

The Licensee acknowledges and agrees that such future developments are subject to obtaining full funding. The Licensee further acknowledges and agrees that the Licensor will have no obligation to proceed with such future developments.

        4.2   Developments at Request of Licensee. If the Licensee wishes to request modifications or enhancements to or further developments of the Software that are outside of the scope of services to be provided to the Licensee pursuant to the Maintenance and Support Agreement, then it will give written notice to the Licensor setting out the nature and extent of such modifications, enhancements or further developments in reasonable detail. If the Licensor determines to proceed with some or all of the modifications, enhancements or further developments requested by the Licensee, then the specific terms and conditions of such development, including the timetable for development, criteria for acceptance and the consideration to be paid to the Licensor at current commercial rates will be the subject of a separate agreement between the parties.

5.     CONSIDERATION AND PAYMENT

        5.1   Consideration. In consideration for the grant of the License by the Licensor:

  (a)
  the Licensee shall pay to the current License holder, E-Z Natural Ltd., an initial license fee for the License of the Software of $10,000, as per the letter between E-Z Natural Ltd., Acquired Intelligence Inc. and Clinical Intelligence Inc., dated September 7, 2002 (Schedule C).

  (b)
  Upon achieving full funding, the Licensee shall pay an annual license fee for the continued use of the Software at a fee to be mutually agreed to by the parties.

        5.2   Initial License Fee. The Licensor agrees that the Licensee's obligation to pay the initial License fee may be deferred until the Licensee has secured the necessary initial operating financing. The failure of the Licensee to secure the necessary initial operating financing within a period of time agreed to by the Licensor and Licensee may result in termination of the Agreement by the Licensor. Upon securing the necessary initial operating financing, the Licensee shall pay the initial License fee to the Licensor under terms and conditions agreed to and satisfactory to the Licensor. If the Licensee fails to make any payment when due, then in addition to any other rights that the Licensor may have under this Agreement or otherwise at law or in equity, the Licensee shall pay interest on the unpaid amount of each payment at the rate of 2% per month (24% per annum) from the due date thereof until payment in full.

        5.3   Currency. All payments due under this Agreement will be paid in US dollars and will be made by wire transfer of immediately available funds to an account designated by the Licensor.

        5.4   Records. During the term of the Agreement the Licensee will keep complete and accurate records of all sublicenses of the Software. A copy of these records will be provided to the Licensor in the event that this agreement is terminated.

6.     SUPPORT

        6.1   Upon the Licensee achieving full funding, the Licensor shall perform any and all support, enhancements, extensions, adaptations to and maintenance of the Software for a period of two years for each customer of the Licensee in accordance with the terms and conditions of the Maintenance and Support Agreement to be negotiated and agreed to by the parties in return for payment of 15% of the revenue from ongoing product sales to the Licensor from the Licensee minus a 10% handling fee to be retained by the Licensee.

7.     OWNERSHIP

        7.1   Software. The Licensee acknowledges and agrees that the Licensor owns all proprietary and intellectual property rights in and to the Software, including all modifications, enhancements and improvements and that nothing in this Agreement constitutes a sale or transfer of any right, title or interest to the Licensee except as expressly set out herein. The Software is protected by Canadian and international copyright laws, multilateral and bilateral agreements and international treaties.

        7.2   Copyright and Trademark. The Licensee also agrees that this Agreement grants no right, title, or interest in, any of the proprietary information, embedded copyright or trademarks in the Software. The Licensee agrees not to:

  (a)
  Attempt to register any of the copyright or trademarks or any mark or logo substantially similar thereto; or

  (b)
  Incorporate any of the proprietary information, copyright or trademarks into other products, services, trademarks, product names, service marks, company names or domain names without the prior written consent of the Licensor.

8.     REPRESENTATIONS AND WARRANTIES

        8.1   Representations and Warranties by Licensee. The Licensee hereby represents and warrants to the Licensor as follows:

  (a)
  the Licensee has been duly incorporated and is validly existing under the laws of Colorado;

  (b)
  this Agreement constitutes a legal, valid and binding obligation of the Licensee and is enforceable against it in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equity principles;

  (c)
  the Licensee has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

  (d)
  the Licensee and its personnel possess the necessary skills and experience to use, display, market, promote, distribute and sublicense the Software and that such activities will be undertaken in a professional manner, by qualified personnel, in accordance with all applicable industry standards, and in accordance with the terms of this Agreement.

        8.2   Representations and Warranties by the Licensor. The Licensor hereby represents and warrants to the Licensee as follows:

  (a)
  the Licensor has been duly incorporated and is validly existing under the laws of Canada;

  (b)
  this Agreement constitutes a legal, valid and binding obligation of the Licensor and is enforceable against it in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equity principles;

  (c)
  the Licensor has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

  (d)
  the physical media supplied by the Licensor on which the Software is contained is free from physical defects in materials and workmanship for a period of 60 days; and

  (e)
  the Licensor has all necessary right, power and authority to grant the License to the Licensee in the manner contemplated by this Agreement and to the best of the Licensor's knowledge such licensing will not infringe upon or violate any registered Canadian patent or copyright of any third party.

        8.3   No Other Warranties. THE EXPRESS WARRANTIES OF THE LICENSOR CONTAINED IN SECTION 8.2 ARE IN LIEU OF, AND THE LICENSOR HEREBY WAIVES RELEASES AND RENOUNCES, ALL OTHER REPRESENTATIONS, WARRANTIES AND CONDITIONS OF ANY KIND REGARDING THE SOFTWARE EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO: (a) ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE, PARTICULAR, SPECIFIC OR OTHERWISE; (b) ANY IMPLIED WARRANTY OR CONDITION ARISING FROM A COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE; (c) ANY IMPLIED WARRANTY OR CONDITION OF DURABILITY OR DESCRIPTION; AND (d) ANY EXPRESS OR IMPLIED WARRANTY OR CONDITION THAT THE SOFTWARE WILL BE INTEROPERABLE WITH, OR ERROR-FREE OR VIRUS FREE WHEN USED. The Licensee acknowledges that it has or will independently determine that the Software meets its business requirements and that it has not relied on any representation by the Licensor as to the suitability of any software, service or other material for any particular purpose.

        8.4   Third Party Software. The Licensor makes no representation, warranty or condition to the Licensee regarding the technology or any other third party hardware, software, firmware or other thing forming part of the Software. To the greatest extent possible, the Licensor will pass along to the Licensee the benefit of any warranty provided to the Licensor by the licensor of any such third party product.

        8.5   Exclusion of Indirect and Similar Damages. IN NO EVENT WILL THE LICENSOR BE LIABLE TO THE LICENSEE OR ANY OTHER PERSON FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF USE, REVENUES, PROFITS OR SAVINGS FOR ANY MATTER WHATSOEVER, INCLUDING CUSTOMER'S USE OR INABILITY TO USE THE RESULTS OF THE SOFTWARE OR KNOWLEDGE BASE FOR ANY REASON, EVEN IF THE LICENSOR KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES. For the purposes of this Section, the "Licensor" is defined as the Licensor and its directors, officers, shareholders and employees.

        8.6   Direct Damages. Except with respect to the express obligations of the Licensor to indemnify the Licensee for direct damages arising from claims under Section 9.2, the entire liability of the Licensor to the Licensee for damages under this Agreement, regardless of the form of action or theory of liability (including breach of contract, even if a fundamental breach, or tort, including but not limited to negligence or misrepresentation), will not exceed the actual License fee amounts paid by the Licensee to the Licensor at the time of the claim under this Agreement. NOTWITHSTANDING THE FOREGOING, THE LICENSOR WILL HAVE NO LIABILITY TO THE LICENSEE FOR:

(a) ANYTHING DONE OR OMITTED TO BE DONE, IN ACCORDANCE WITH THE TERMS OF THE AGREEMENT OR INSTRUCTIONS PROPERLY RECEIVED FROM THE LICENSEE PURSUANT THERETO, IF DONE IN GOOD FAITH AND WITH REASONABLE CARE AND WITHOUT WILLFUL OR WANTON MISCONDUCT ON THE LICENSOR'S PART, OR (b) DAMAGES CAUSED BY THE LICENSEE FAILING TO PERFORM ITS RESPONSIBILITIES UNDER THE AGREEMENT.

        8.7   Limitation Period. No action, regardless of form, arising out of any transaction under the Agreement may be brought by either party more than one year after the cause of action has accrued, except that the Licensor will have the right at any time to bring action against the Licensee for non-payment of any amount owing to it under this Agreement.

9.     INDEMNITY

        9.1   Indemnity by Licensee. To the extent of its current indemnification coverage, the Licensee will indemnify and hold harmless the Licensor from and against any losses, claims, damages, judgments, liabilities or expenses (including reasonable legal fees and expenses) resulting from any claim or alleged claim based, in whole or in part, on:

  (a)
  any action taken or permitted to be taken by the Licensor in good faith in reliance upon instructions, orders or information received from the Licensee in connection with this Agreement;

  (b)
  any use of all or any part of the Software in a manner not expressly authorized by the Agreement or otherwise in writing by the Licensor;

  (c)
  any alteration or modification of all or any part of the Software in a manner not expressly authorized by this Agreement or otherwise in writing by the Licensor;

  (d)
  physical harm to persons or tangible personal property and real property caused by the Licensee's negligence or willful misconduct; and

  (e)
  any other negligent conduct or any fraudulent conduct of the Licensee or its directors, officers, agents or employees.

        9.2   Indemnity by Licensor. To the extent of its current indemnification coverage, the Licensor will indemnify and hold harmless the Licensee from and against any losses, claims, damages, judgments, liabilities or expenses (including reasonable legal fees and expenses) resulting from any claim by a third party that the Software provided by the Licensor and used by the Licensee in accordance with the terms of this Agreement infringes a registered Canadian copyright or patent, provided that:

  (a)
  the Licensee first notifies the Licensor of the claim in writing within 10 days after the Licensor first receives notice of any suit or other formal action against the Licensor;

  (b)
  the Licensor has the right to assume sole control of the defense and all related settlement negotiations;

  (c)
  the Licensee provides the Licensor with the assistance, information, records and authority reasonably necessary to perform the foregoing; and

  (d)
  the Licensee obtains the Licensor's written approval before paying, committing to pay, assuming any obligation or making any concession relevant or material to any alleged infringement covered by this Section.

        9.3   Exclusion. The Licensor will have no liability for any claim of infringement resulting from:

  (a)
  the Licensee's failure to use a superseded or altered release of the Software if the infringement could have been avoided by the use thereof;

  (b)
  any information, design, specification, instruction, software, data or material, including the Knowledge Base, not furnished by the Licensor; or

  (c)
  any matter not specified in Section 9.2.

        9.4   Remedies. If the Software provided by the Licensor and used by the Licensee in accordance with the terms of this Agreement is held by a final order of a court of competent jurisdiction, from which no appeals can be or have been filed, to infringe a registered Canadian copyright or patent of a third party, then the Licensor will have at its sole discretion the option, at its expense:

  (a)
  to modify the Software to be non-infringing;

  (b)
  to obtain for the Licensee a license to continue using the infringing Software; or

  (c)
  to require return of the infringing Software and all rights thereto from the Licensee.

If the Licensor elects to require a return of the infringing Software pursuant to Subsection 9.4(c) above, then the Licensee may, at its option and upon giving not less than 30 days prior written notice to the Licensor, terminate the Agreement and be entitled to a refund of the actual license fees paid depreciated on a straight line three year basis from the effective date of the termination.

        9.5   Exclusive Remedy. THE PROVISIONS OF SECTIONS 9.2, 9.3 and 9.4 STATE THE LICENSOR'S ENTIRE LIABILITY AND THE LICENSEE'S EXCLUSIVE REMEDY FOR ANY CLAIM OF INFRINGEMENT AND THE LICENSEE HEREBY WAIVES, RELEASES AND RENOUNCES ALL OTHER INDEMNITIES, OBLIGATIONS AND LIABILITIES OF THE LICENSOR AND ALL OTHER RIGHTS, REMEDIES AND CLAIMS OF THE LICENSEE AGAINST THE LICENSOR, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY ACTUAL OR ALLEGED INFRINGEMENT OF ANY PROPRIETARY OR INTELLECTUAL PROPERTY RIGHT WITH RESPECT TO THE SOFTWARE OR OTHER THING PROVIDED BY THE LICENSOR PURSUANT TO THIS AGREEMENT. For the purposes of this Section, the "Licensor" is defined as the Licensor and its directors, officers, shareholders and employees.

10.   TERMINATION

        10.1 Terminating Events. In the event of one of the following events, the Licensor will have the right, at its option and in addition to any other right or remedy that it may have under the Agreement, at law or in equity, to terminate this Agreement immediately by written notice to the Licensor:

  (a)
  the Licensee fails to secure the financing required to pursue the business plan objectives or pay the initial License fees within one year of signing this Agreement;

  (b)
  the Licensee fails to pay any amount owing to the Licensor under this Agreement when due;

  (c)
  the Licensee commits a breach of any of its obligations under the Agreement that is not cured to the satisfaction of the Licensor, acting reasonably, within 20 days after written notice to the Licensee describing the breach in reasonable detail;

  (d)
  the Licensee fails to reach the sales performance targets specified in its business plan for two consecutive years;

  (e)
  there is a change, merger, acquisition or reverse takeover of business or change of business direction of the Licensee without the prior written consent of the Licensor;

  (f)
  there is a change of business direction or change of control of the Licensor;

  (g)
  there is a change of Control of the Licensee without the prior written consent of the Licensor;

  (h)
  the Licensee commits a breach of any of its obligations under any agreement with any third party relating to the Software;

  (i)
  any proceeding in bankruptcy, receivership, liquidation or insolvency is commenced against the Licensee or its property and is not dismissed within 30 days; and

  (j)
  the Licensee makes any assignment for the benefit of creditors, becomes insolvent, commits any act of bankruptcy, ceases to do business as a going concern or seeks any arrangement or compromise with its creditors under any statute or otherwise.

        10.2 Termination by Licensee. If the Licensor commits a breach of its obligations under this Agreement that is not cured to the satisfaction of the Licensee, acting reasonably, within 20 days after written notice to the Licensor describing the material breach in reasonable detail, then the Licensee will have the right, at its option and in addition to any other right or remedy that it may have under the Agreement, at law or in equity, to terminate this Agreement immediately by written notice to the Licensor.

        10.3 No Limitation on other Rights and Remedies. The exercise by either party of its right to terminate this Agreement under this Article will not affect or impair such party's right to enforce its other rights or remedies under this Agreement.

        10.4 Payment Obligation. In addition to any other obligations of the Licensee specified elsewhere in this Agreement, upon any termination of this Agreement, the Licensee shall pay all amounts owing under this Agreement for the period up to and including the effective date of termination. In addition to any other obligations of the Licensor specified elsewhere in this Agreement, upon any termination of this Agreement, the Licensor shall pay all amounts owing under this Agreement for the period up to and including the effective date of termination.

        10.5 Return of Software. In the event of termination by either party, the Licensee shall return the Software to the Licensor and any and all related documentation without retaining any copies thereof.

11.   GENERAL TERMS

        11.1 Further Assurances. The parties will from time to time promptly and duly execute and deliver all documents and take such action as may be necessary or desirable in order to effectively carry out the intent and purposes of the Agreement, to protect the interests of the parties hereto and to establish, protect and perfect the rights, remedies and interests granted or intended to be granted hereunder.

        11.2 No Waiver. Failure of either party to insist upon strict performance of any of the terms and conditions herein will not be deemed a waiver of any rights or remedies that either party shall have and will not be deemed a waiver of any subsequent default of the terms and conditions hereof.

        11.3 Amendment. No provision of the Agreement may be changed, modified or amended from time to time unless with the express written agreement of the parties executed by their authorized representatives.

        11.4 No Publicity. The Licensee will not publicize the existence of or the terms and conditions of the Agreement, or give any press interviews regarding it, except with the prior written consent of the Licensor.

        11.5 Assignment. Except as provided in Section 2.5, the Licensee will have no right to sell, lease, assign, transfer (whether directly or indirectly by way of a change of Control of the Licensee), license, sublicense or otherwise dispose of any of its interest in all or any part of the License or this Agreement, whether gratuitously or for consideration, without the prior written consent of the Licensor and any attempt to do so will be void.

        11.6 Notices. Any notice permitted or required under the Agreement must be in writing. Any such notice will be deemed delivered: (a) on the day of delivery in person; (b) one day after deposit with an overnight courier, fully prepaid; (c) on the date sent by facsimile transmission; or (d) on the date sent by e-mail, if confirmed by first-class mail, properly posted, or by facsimile transmission; to the address or fax number to whom it is directed set forth on page one hereof, or at such other reasonable address or fax number at which personal delivery may be effected of which a party may from time to time give notice.

        11.7 Survival. The provisions of Articles 7, 8, and 9 will survive any termination of this Agreement.

        11.8 Enurement. The Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

        11.9 Counterparts. This Agreement may be executed in counterpart, each of which, when so executed, will be deemed to be an original copy hereof, and all such counterparts together shall constitute but one single agreement. Each party may deliver a counterpart signature page by facsimile transmission.

12.   AUTHORITY

        12.1 The Licensor and Licensee confirm that they have read this Agreement and agree to be bound by its terms and conditions.

ACQUIRED INTELLIGENCE INC.
Per:	/s/ BRIAN SCHAEFER Signature
Brian Schaefer, President Print Name and Title
CLINICAL INTELLIGENCE INC.
Per:	/s/ ROBERT SIDE Signature
Robert Side, President Print Name and Title

SCHEDULE A
SOFTWARE PRODUCTS

        The Software comprises Version 2.1, including all operating manuals as described as follows:

        1.     ACQUIRE®: ACQUIRE® is a software package that helps a layperson build expert system applications. Its knowledge acquisition system helps the user construct a knowledge base to represent expertise while its inference engine lets others use that knowledge in an application that interacts with users to gather information about their situation, applies rules from the knowledge-base, and delivers answers.

        2.     ACQUIRE®-SDK: The Acquire Software Development Kit (SDK) lets users integrate the Acquire® inference engine and knowledge bases into applications utilizing product features that make it easier to deliver knowledge-based applications to the desktop or over the Web. Users can build intelligent applications using many popular development environments—including Visual Basic, Visual C++, Java, Delphi, PowerBuilder, ToolBook—or any other development environment that supports ActiveX controls or DLL function calls.

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LICENSE AGREEMENT